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                                                                    EXHIBIT 4.6

                               EMERSON RADIO CORP.

              2004 NON-EMPLOYEE OUTSIDE DIRECTOR STOCK OPTION PLAN

         1. PURPOSES OF THE PLAN. The purposes of this Emerson Radio Corp. 2004 Non-Employee Outside Director Stock Option Plan are: to attract qualified individuals for positions of responsibility as outside directors of the Company, and to provide incentives for qualified individuals to remain on the Board as outside directors.

         2. DEFINITIONS. As used herein, the following definitions shall apply:

         "Annual Meeting" means the annual meeting of shareholders of the Company.

         "Applicable Laws" means the requirements relating to the administration of stock option plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Options are, or will be, granted under the Plan.

         "Board" means the Board of Directors of the Company.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Committee" means a committee designated by the Board and consisting solely of members of the Board who are not Outside Directors.

         "Common Stock" means the common stock, par value $.01 per share, of the Company.

         "Company" means Emerson Radio Corp., a Delaware corporation.

         "Fair Market Value" means, as of any date, the value of Common Stock determined as follows:

                  (i) if the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, the Fair Market Value of a Share of Common Stock shall be the closing sales price of a Share of Common Stock (or the closing bid, if no such sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable;

                  (ii) if the Common Stock is regularly quoted by a recognized securities dealer but is not listed in the manner contemplated by clause (i) above, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or


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                  (iii) if neither clause (i) above nor clause (ii) above
         applies, the Fair Market Value shall be determined in good faith by the Committee.

         "Option" means a stock option granted pursuant to the Plan.

         "Option Agreement" means an agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

         "Optionee" means the holder of an outstanding Option granted under the Plan.

         "Outside Director" means any member of the Board who, on the date such person is to receive a grant of an Option hereunder, shall not have served as an employee of the Company or any of the Company's subsidiaries during the twelve-months preceding such date of grant.

         "Plan" means this Emerson Radio Corp. 2004 Non-Employee Outside Director Stock Option Plan.

         "Share" means a share of Common Stock, as adjusted in accordance with
Section 12 of the Plan.

         3. STOCK SUBJECT TO THE PLAN. Subject to the provisions of Section 14 of the Plan, the maximum aggregate number of Shares that may be optioned and sold under the Plan is two hundred fifty thousand (250,000) Shares. The Shares may be authorized, but unissued, or reacquired Common Stock. If an Option expires or becomes unexercisable without having been exercised in full, the unpurchased Shares that were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated); provided, however, that Shares that have actually been issued under the Plan upon exercise of an Option shall not be returned to the Plan and shall not become available for future distribution under the Plan.

         4. ADMINISTRATION OF THE PLAN.

         (a) Administration. The Plan shall be administered by the Committee. The Committee shall have the authority, in its discretion:

                  (i) to determine the Fair Market Value of Common Stock;

                  (ii) to approve forms of agreement for use under the Plan;

                  (iii) to determine the exercise price of Options;

                  (iv) to construe and interpret the terms of the Plan;

                  (v) to prescribe, amend and rescind rules and regulations relating to the Plan;


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                  (vi) to allow Optionees to satisfy withholding tax obligations by having the Company withhold from the shares of Common Stock to be issued upon exercise of an Option that number of Shares having a Fair Market Value equal to the amount required to be withheld, provided that withholding is calculated at the minimum statutory withholding level. The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All determinations to have Shares withheld for this purpose shall be made by the Committee in its discretion;

                  (vii) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Option granted by the Committee; and

                  (viii) to make all other determinations deemed necessary or advisable for administering the Plan.

         (b) Effect of Committee's Decision. The Committee's decisions, determinations and interpretations shall be final and binding on all Optionees and any other holders of Options.

         5. ELIGIBILITY. The only persons who shall be eligible to receive Options under the Plan shall be persons who, on the date such Options are granted, constitute Outside Directors.

         6. TERM OF THE PLAN.No Option may be granted under the Plan more than ten (10) years after the date the Plan is first adopted by the Board.

         7. GRANT OF OPTIONS. Each Outside Director on the day following the Annual Meeting in 2004 or the day first elected to serve on the Board, whichever is later, shall automatically be granted Options to purchase twenty five thousand (25,000) shares of Common Stock on the terms and conditions set forth herein. Each Outside Director who, as of the day following the Annual Meeting in 2004, is first elected chairman of a specific duly constituted committee of the Board (a "Board Committee") shall also automatically be granted Options to purchase an additional twenty five thousand (25,000) shares of Common Stock on the terms and conditions set forth herein. Each Outside Director who, as of the day following the Annual Meeting in 2004, is not chairman of a specific Board Committee, shall automatically be granted Options to purchase an additional twenty five thousand (25,000) shares of Common Stock on the terms and conditions set forth herein on the date, if any, that he or she is elected to serve as chairman of such specific Board Committee.

         8. OPTION PROVISIONS. Each Option shall be in such form and shall contain such terms and conditions as required by the Plan and the Committee. Each Option shall include (through incorporation of provisions hereof or by reference in the Option Agreement or otherwise) the substance of each of the following provisions:

         (a) Term. Each Option shall cease to be exercisable ten (10) years after the date on which it is granted.


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         (b) Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be 100% of the Fair Market Value per Share on the date of grant.

         (c) Exercise Period. Unless the exercise date of an Option is accelerated pursuant to Section 13 hereof, the following provisions shall apply with respect to the exercise of Options:

                  (i) during the first year after the date of grant, such Option shall not be exercisable; and

                  (ii) during the second year after the date of grant, such Option may only be exercised as to up to 33-1/3% of the shares of Common Stock initially covered thereby; and

                  (iii) during the third year after the date of grant, such Option may only be exercised as to up to 66-2/3% of the shares of Common Stock initially covered thereby; and

                  (iv) such Option may be exercised in its entirety or as to any portion thereof at any time during the fourth year after the date of grant and thereafter until the term of such Option expires or otherwise ends.

         9. METHOD OF EXERCISE; RIGHTS AS A SHAREHOLDER.

         (a) Procedure for Exercise. An Option shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Committee and permitted by the Option Agreement and Section 9(b) of the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Optionee. An Option may not be exercised for a fraction of a Share. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Shares, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 12 of the Plan. Exercising an Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

         (b) Form of Consideration. The Committee shall determine the acceptable form of consideration for exercising an Option, including the method of payment. Such consideration may consist entirely of:

                  (i) cash;

                  (ii) check;


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                  (iii) promissory note;

                  (iv) other Shares;

                  (v) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan;

                  (vii) any combination of the foregoing methods of payment; or

                  (vii) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

         10. TERMINATION OF BOARD STATUS. In the event that an Optionee ceases to serve on the Board for any reason other than cause, death or disability, such Optionee's Options shall automatically terminate three months after the date on which such service terminates, but in any event not later than the date on which such Options would terminate pursuant to Section 8(a) hereof. In the event that an Optionee is removed from the Board by means of a resolution which recites that the Optionee is being removed solely for cause, such Optionee's Options shall automatically terminate on the date such removal is effective. In the event that an Optionee ceases to serve on the Board by reason of death or disability, an Option exercisable by him shall terminate one year after the date of death or disability of the Optionee, but in any event not later than the date on which such Options would terminate pursuant to Section 8(a) hereof. During such time after death, an Option may only be exercised by the Optionee's personal representative, executor or administrator, as the case may be. No exercise permitted by this Section 10 shall entitle an Optionee or his personal representative, executor or administrator to exercise any portion of any Option beyond the extent to which such Option is exercisable pursuant to Section 8 hereof on the date such Optionee ceases to serve on the Board.

         11. NON-TRANSFERABILITY OF OPTIONS. Unless determined otherwise by the Committee, an Option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee. If the Committee makes an Option transferable, such Option shall contain such additional terms and conditions as the Committee deems appropriate.

         12. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. Subject to any required action by the shareholders of the Company, the number of shares of Common Stock covered by each outstanding Option, and the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option, as well as the price per share of Common Stock covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option.


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         13. MANDATORY EXERCISE. Notwithstanding anything to the contrary set forth in the Plan, in the event that (x) the Company should adopt a plan of reorganization pursuant to which (i) it shall merge into, consolidate with, or sell substantially all of its assets to, any other corporation or entity or (ii) any other corporation or entity shall merge into the Company in a transaction in which the Company shall become a wholly-owned subsidiary of another entity, or
(y) the Company should adopt a plan of complete liquidation, then (I) all Options granted hereunder shall be deemed fully vested and (II) the Company may give an Optionee written notice thereof requiring such Optionee either (a) to exercise his or her Options within thirty (30) days after receipt of such notice, including all installments whether or not they would otherwise be exercisable at such date, (b) in the event of a merger or consolidation in which shareholders of the Company will receive shares of another corporation, to agree to convert his or her Options into comparable options to acquire such shares,
(c) in the event of a merger or consolidation in which shareholders of the Company will receive cash or other property (other than capital stock), to agree to convert his or her Options into such consideration (in an amount representing the appreciation over the exercise price of such Options) or (d) to surrender such Options or any unexercised portion thereof.

         14. GRANT AGREEMENT. Each grant of an Option under the Plan will be evidenced by a document in such form as the Committee may from time to time approve. Such document will contain such provisions as the Committee may in its discretion deem advisable, including without limitation additional restrictions or conditions upon the exercise of an Option, provided that such provisions are not inconsistent with any of the provisions of the Plan. The Committee may require an Optionee, as a condition to the grant or exercise of an Option or the issuance or delivery of shares upon the exercise of an Option or the payment therefor, to make such representations and warranties and to execute and deliver such notices of exercise and other documents as the Committee may deem consistent with the Plan or the terms and conditions of the Option Agreement. Not in limitation of any of the foregoing, in any such case referred to in the preceding sentence the Committee may also require the Optionee to execute and deliver documents containing such representations (including the investment representations described in Section 16(b) of the Plan), warranties and agreements as the Committee or counsel to the Company shall deem necessary or advisable to comply with any exemption from registration under the Securities Act of 1933, as amended, any applicable State securities laws, and any other applicable law, regulation or rule.

         15. AMENDMENT AND TERMINATION OF THE PLAN.

         (a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

         (b) Shareholder Approval. The Company shall obtain shareholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws.


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         (c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Optionee, unless mutually agreed otherwise between the Optionee and the Committee, which agreement must be in writing and signed by the Optionee and the Company. Termination of the Plan shall not affect the Committee's ability to exercise the powers granted to it hereunder with respect to Options granted under the Plan prior to the date of such termination.

         16. CONDITIONS UPON ISSUANCE OF SHARES.

         (a) Legal Compliance. Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

         (b) Investment Representations. As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

         (c) Additional Conditions. The Committee shall have the authority to condition the grant of any Option in such other manner that the Committee determines to be appropriate, provided that such condition is not inconsistent with the terms of the Plan.

         17. INABILITY TO OBTAIN AUTHORITY. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

         18. RESERVATION OF SHARES. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

         19. SHAREHOLDER APPROVAL. The Plan shall be subject to approval by the shareholders of the Company. Such shareholder approval shall be obtained in the manner and to the degree required under Applicable Laws.

         20. WITHHOLDING; NOTICE OF SALE. The Company shall be entitled to withhold from any amounts payable to an Optionee any amounts which the Company determines, in its discretion, are required to be withheld under any Applicable Law as a result of any action taken by a holder of an Option.



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         21. GOVERNING LAW. This Plan shall be governed by the laws of the state of Delaware.




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